UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

ENDOCYTE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This is a supplement (this “Supplement”) to the definitive proxy statement on Schedule 14A filed by Endocyte, Inc. (“Endocyte,” the “Company,” “we,” “our” or “us”) with the Securities and Exchange Commission (the “SEC”) on November 16, 2018 (the “proxy statement”), relating to Endocyte’s special meeting of stockholders to be held on Thursday, December 20, 2018 at 9:00 a.m., Eastern time. The purpose of the special meeting of stockholders is to, among other things, consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 17, 2018 (as it may be amended from time to time, the “merger agreement”), by and among Endocyte, Novartis AG, a company organized under the laws of Switzerland (“Novartis”), and Edinburgh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Novartis (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Endocyte (the “merger”), with Endocyte surviving as a wholly owned subsidiary of Novartis.

As previously disclosed, three lawsuits related to the merger have been filed on behalf of purported stockholders of Endocyte: Elaine Wang v. Endocyte, Inc., et al., Civil Action No. 4:18-cv-00085, filed on November 6, 2018 in the United States District Court, Northern District of Indiana; George A. Lareau v. Endocyte, Inc., et al., Civil Action No. 1:18-cv-10392, filed on November 8, 2018 in the United States District Court for the Southern District of New York; and Earl Wheby, Jr. v. Endocyte, Inc., et al., Civil Action No. 1:18-CV-01794, filed on November 14, 2018 in the United States District Court for the District of Delaware. Endocyte and the members of our board are named as defendants in each of these lawsuits. The lawsuits generally allege that the defendants violated the Securities Exchange Act of 1934, as amended, by failing to disclose material information in the preliminary proxy statement that we filed with the SEC on October 31, 2018. The lawsuits seek, among other things, injunctive relief enjoining the consummation of the merger unless and until the allegedly omitted material information is disclosed, and attorneys’ and expert fees and expenses.

Certain of the information set forth below is being included in this document solely to give stockholders access to information that was made available to the Endocyte board of directors in connection with its consideration of the proposals described in the proxy statement, and is not being included in this document in order to influence any stockholder to make any investment decision with respect to the proposals described in the proxy statement or for any other purpose. While Endocyte believes that the plaintiffs’ allegations described above are meritless and does not believe the information set forth below is required to be disclosed or material to a stockholder’s decision regarding how to vote on the proposals described in the proxy statement, information is being included in this document to dispose of any issue relating to the disclosure of such information.

Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures set forth herein. To the contrary, Endocyte specifically denies all allegations that any additional disclosure was or is required.

This Supplement also contains certain other updates to the definitive proxy statement that are unrelated to the lawsuits.

The following supplemental disclosures to the proxy statement should be read in conjunction with the proxy statement filed by Endocyte with the SEC on November 16, 2018, which should be read in its entirety. To the extent that information in this Supplement differs from or updates information contained in the proxy statement, the information in this Supplement shall supersede the information in the proxy statement.  All page references are to pages of the proxy statement, and all terms used below, unless otherwise defined, shall have the meanings set forth in the proxy statement. Additions to the proxy statement are underlined.

SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT

The following disclosure amends and restates the first paragraph in the section captioned “Summary — Regulatory Approvals” on page 8 of the proxy statement:

HSR Waiting Period.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust

Division”) and the United States Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. The statutory waiting period requirements were satisfied effective as of 11:59 p.m., Eastern time, on November 30, 2018, when such waiting period with respect to the filings made by Novartis and Endocyte under the HSR Act expired.

The following disclosure amends and restates the first bulletpoint on page 42 of the proxy statement in the section captioned “The Merger (Proposal 1) — Reasons for the Recommendation of the Special Committee and our Board”:

•                  Potential Counterparties.  The fact that, during the period in which Novartis was considering an acquisition of Endocyte, representatives of Endocyte and Centerview contacted or were contacted by eight other potential counterparties, and Endocyte entered into confidentiality agreements with, engaged in due diligence with and provided management presentations to two of these potential additional counterparties, each of which ultimately declined to submit a proposal to acquire Endocyte;

The following disclosure amends and restates the second paragraph in the section captioned “The Merger (Proposal 1) — Opinion of Centerview Partners LLC — Discounted Cash Flow Analysis” on pages 51 and 52 of the proxy statement:

In performing this analysis, Centerview used discount rates ranging from 13.0% to 15.0%, reflecting Centerview’s analysis of Endocyte’s weighted average cost of capital, determined using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. treasury notes, levered and unlevered betas for a comparable group of companies, and market risk and size premia. Centerview calculated a range of equity values for Endocyte by (a) discounting to present value as of September 30, 2018 using such discount rates and the mid-year convention: (i) the forecasted risk adjusted, after-tax unlevered free cash flows of Endocyte over the period beginning on September 30, 2018 and ending on December 31, 2035 utilized by Centerview as set forth in “The Merger (Proposal 1)—Certain Endocyte Unaudited Prospective Financial Information,” (ii) an implied terminal value of Endocyte, calculated by Centerview applying a perpetuity growth rate of (80%) (based on considerations that Centerview deemed relevant in its professional judgment and experience, including, among other things, the Endocyte forecasts, trends in the industry and markets in which Endocyte operates, the intellectual property of Endocyte and historical evidence of product performance subsequent to patent expiration, as discussed with the management of Endocyte) to Endocyte’s after-tax unlevered free cash flows for the terminal year (as set forth in “The Merger (Proposal 1)—Certain Endocyte Unaudited Prospective Financial Information”) and (iii) net present value of tax savings from usage of net operating losses and future losses ranging from $66 million to $71 million and (b) adding to the foregoing results Endocyte’s net cash balance of $344 million as of September 30, 2018, as set forth in the Internal Data. Centerview divided the result of the foregoing calculations by the number of fully-diluted outstanding shares determined using the treasury stock method (amounting to 81.8 million basic shares outstanding, and taking into account the dilutive impact of 5.313 million outstanding in-the-money options, 0.722 million warrants and 1.077 million restricted stock units) as of October 16, 2018 based on the Internal Data to derive a range of implied values per share of approximately $17.63 to $20.20 per share. Centerview compared this range to the $24.00 per share merger consideration to be paid to the holders of shares of our common stock (other than Excluded Shares) pursuant to the merger agreement.

The following disclosure amends and restates the third and fourth sentences in the section captioned “The Merger (Proposal 1) — Opinion of Jefferies LLC — Financial Analyses — Discounted Cash Flow Analysis” on page 59 of the proxy statement:

The implied terminal value of Endocyte was derived by applying to Endocyte’s unlevered after-tax free cash flow for the calendar year ending 2035 (normalized in the terminal year) a selected range of perpetuity growth rates of 0.0% to (10.0%) selected based on Jefferies’ professional judgment and taking into account, among other things, the Endocyte forecasts, trends in the industry and markets in which Endocyte operates and the intellectual property of Endocyte. The present values (as of January 1, 2019) of the cash flows and terminal values were then calculated using a selected discount rate range of 13.2% to 14.2% derived from a weighted average cost of capital calculation.

The following disclosure amends and restates the second paragraph in the section captioned “The Merger (Proposal 1) — Regulatory Approvals” on page 72 of the proxy statement:

Under the HSR Act, the merger may not be completed until the expiration of a 30 calendar day waiting period, which began when Novartis and Endocyte filed Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. Novartis and Endocyte filed their Premerger Notification and Report Forms on October 31, 2018 in connection with the merger, and at 11:59 p.m., Eastern time, on November 30, 2018, the waiting period with respect to such filings under the HSR Act expired.

Additional Information and Where to Find It

In connection with the proposed merger, Endocyte has filed and intends to file relevant materials with the SEC. On November 16, 2018, Endocyte filed a definitive proxy statement with the SEC and began mailing definitive proxy materials to each stockholder entitled to vote at the special meeting relating to the proposed merger. This communication is not a substitute for the proxy statement or any other document that Endocyte has filed with the SEC or has sent to its stockholders in connection with the proposed merger. Stockholders are urged to carefully read the proxy statement and all other proxy materials in their entirety (including any amendments or supplements thereto) and any other relevant documents that Endocyte will file with the SEC when they become available because they will contain important information. The proxy statement and other relevant materials (when available), and any and all documents filed by Endocyte with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Endocyte in the “Investors & News” section of its website at www.endocyte.com, or copies may be obtained, without charge, by directing a request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 or by calling (765) 463-7175.

Participants in the Solicitation

Endocyte and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Endocyte’s stockholders with respect to the proposed merger. Information regarding such individuals is set forth in Endocyte’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 27, 2018, and its definitive proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on March 23, 2018. Additional information regarding the interests of such individuals in the proposed merger is included in Endocyte’s definitive proxy statement relating to the proposed merger filed with the SEC on November 16, 2018. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and Endocyte’s website at www.endocyte.com.

Forward Looking Statements

This communication may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expression, or by express or implied discussions regarding the proposed merger including the expected timing for completion of the proposed merger. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. There can be no guarantee that the proposed merger described in this communication will be completed, or that it will be completed as currently proposed, or at any particular time. Actual results could differ materially from those anticipated as a result of various factors, including: (1) Endocyte may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business or stock price of Endocyte may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Endocyte may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) the ability to recognize benefits of the merger; (9) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (10) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; (11) the risks described from time to time in Endocyte’s reports filed with the SEC under the heading “Risk Factors,” including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in other filings with the SEC; and (12) general industry and economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, Endocyte undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.